Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-210061 on Form S-3ASR, Registration Statement No. 333-171601 on Form S-8, Registration Statement No. 333-208019 on Form S-3, as amended by Amendment No. 1, Registration Statement No. 333-196059 on Form S-3, Registration Statement No. 333-196052 on Form S-3, Registration Statement No. 333-194249 on Form S-3 and Registration Statement No. 333-169433 on Form S-1, as amended by Post-Effective Amendment No. 2 on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of KKR & Co. L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting policy for the consolidation of legal entities on January 1, 2016 due to the adoption of ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
New York, New York
February 24, 2017